Special Loan Agreement for Energy Saving and Emission Reduction of

Industrial Bank Co., Ltd.

Serial No.: XYS JK JNJPZi (2011) No. 008

Lender: Industrial Bank Co., Ltd. Xi'an Branch

Add: #1 Tangyan Road

Legal representative/director: Tang Zhengjun

Contact person: Zhou Weihua Title: Customer Manager

Mailing address: # 122 Weiyang Road

Post code: 710016                        Telex:

Tel: 86518413                            Fax: 86518476

Borrower: Xi’an TCH Energy Technology Co., Ltd

Address: 12th floor, Building A, Chang’an International

Legal representative/director: Ku Guohua

Contact person: He Xiaoshan              Title: Vice president

Mailing address: 12th floor, Building A, Chang’an International

Post code: 710000                        Telex:

Tel: 87651097                            Fax:

Contract signed at: Xi'an Hi-tech Zone

Important Notes

For the purpose of protecting you rights and interests, please read, check and confirm the following items carefully before signing the contract.
I. You have the right to sign this contract. In case that other's approval is required by the relevant law, you have already been well authorized;
II. You have carefully read and comprehended the contract terms, and have paid special attention to the parts relating to the fulfillment of responsibilities, the exemption or the limitation of Industrial Bank's responsibilities, and the parts written in bold and black;
III. Your company and you have well comprehended the connotations of contract terms and corresponding legal consequences, and would accept these clauses;
IV. The contract offered by the Industrial Bank is only a model contract. Relevant clauses of the contract are followed by blank space, and "supplementary clauses" are added to the end of the contract for all parties' modifications, additions or deletions to the contract;
V. Should you have any other questions about this contract, please consult the Industrial Bank timely.

Upon the application of the borrower, the Lender agrees to issue a special loan on energy saving and emission reduction to the borrower through verification.  In order to define both parties' rights and obligations and honor commitments, the two parties to the contract hereby reach the following agreement to jointly abide by the pertinent decrees, laws and regulations of the People's Republic of China on the basis of equal consultation.

Article 1 Definition and Interpretations

Unless otherwise specified by both parties to this agreement in writing, the following terms under this agreement will have the  definitions and interpretations as follow:

I. “Special loan on energy saving and emission reduction" means the loan released by the Lender to the borrower in RMB which will be used in energy efficiency project, renewable energy sources project and exclusive emission reduction project for the purpose of improving the energy efficiency and decreasing the discharge of greenhouse gas. Wherein:

"Energy efficiency project" means the energy saving project for the purpose of saving the primary energy sources including coal, petroleum, natural gas etc. and the secondary energy sources including power and steam through replacement of equipment, optimization of design and reutilization of energy sources.

"Renewable energy sources project" means the production and use of non-fossil energy sources including wind power, solar power, water power, biomass energy, geothermal energy, ocean energy etc.

"Exclusive emission reduction project" means the project implemented under the framework of clean energy mechanism with the effect of reduction of greenhouse gas; the project main income is from the selling of emission reduction of certified greenhouse gas.

II. "Fixed assets loan" means the loan in RMB issued by the Lender to business entities/enterprise legal persons or other organizations approved by the state to be the borrower for the purpose of the borrower's investments in fixed assets.

"Project financing loan" means the RMB financing loan issued by the Lender to the borrower upon the borrower's application for the borrower to build one or one set of large manufacturing plant, infrastructure, real estate project or other projects, including the RMB refinancing loan for the projects under construction or having been completed.

III. "Creditor's rights" or "principal creditor's rights" means the obligatory right formed under the financing issued by the Lender to the borrower according to this agreement when the borrower (the debtor) lodges a request to the Lender (the creditor) which is then approved by the Lender upon verification (including principal, interest, default interest, compound interest, penalty for breaches of contracts, compensation for damages, expenses for the creditor to fulfill its rights as a creditor etc.).  The Lender's obligatory right against the borrower under this agreement shall be consistent with the debts of the borrower against the Lender under this agreement.

"Expenses to fulfill the creditor's rights" include, without limitation to, legal cost, arbitration fee, property preservation fee, application and execution fee, attorney's fee, case handling fee, notice fee, assessment fee, appraisal fee, auction charge, realization fee, telecommunication charge, traveling expense, disposition fee etc.

IV. The term "major transaction" referred to in clause 15 of this contract means (including, but not limited to): any transactions confirmed to occur or potential transactions which may have a strong impact on the borrower company's basic frame, corporate shareholder alteration, contingent liabilities, cash flow, profitability, corporate core business secret, core competence, and the company's important assets, important claims and liabilities, ability of debt service payment, and the ability to perform this contract, or any other transactions considered by the Lender and/or borrower to constitute a major transaction.

V. The term "important event" referred to in clause 15 of this agreement means (including, but not limited to): any determined or potential events which may have a strong impact on the borrower company's senior executives' ability to perform duties, employment and dismissal of employees engaged in the company's core businesses, the company's core business secret, core competence, basic structure, corporate shareholder alteration, the company's contingent liabilities, existence of the company, the company's legality for dealing with businesses, the company's stability, development, profitability, ability for debt service payment, and the company's ability to perform this contract, as well as any other events considered by the Lender and/or borrower to constitute an important event.

VI. The term "Working day" referred to in this agreement means the business day of the Lender bank; during execution of this agreement, if any withdrawal date or repayment date is a non-business day, it shall be postponed to the next business day correspondingly.

Article 2 Loan Amounts

The Lender agrees to issue a loan of RMB (in Chinese Capital Symbols) one hundred and thirty million Yuan to the borrower.

Article 3 Use of Loan

The loan is used for the comprehensive utilization of gas and low pressure steam power generation project for the 23mw blast furnace of Shanxi Datong Coal Group Iron and Steel Co., Ltd.; specific use of the loan fund is as follows:
Specific use of the loan fund	Amount
1. Construction works	RMB 30 million Yuan
2. Equipment	RMB 100 million Yuan
3. Others

Without the written approval of the Lender, the borrower is not allowed to use the loan fund for other purposes.

Article 4 Length of Loan

I. The length of loan is 48 months, lasting from _______ to _________.

II. For the loan issued at one time, the issuance date shall be subject to the real issuance date recorded by the receipt for the loan and loan note; if the real issuance date is later than the loan issuance date recorded in the preceding clause, the loan maturity date shall be postponed correspondingly.

III. Plan to use the loan for several times:

_____ 0,000 Yuan on ______(date);                                                                _____ 0,000 Yuan on ______(date);

_____ 0,000 Yuan on ______(date);                                                                _____ 0,000 Yuan on ______(date);

_____ 0,000 Yuan on ______(date);                                                                _____ 0,000 Yuan on ______(date);

_____ 0,000 Yuan on ______(date);                                                                _____ 0,000 Yuan on ______(date);

_____ 0,000 Yuan on ______(date);                                                                _____ 0,000 Yuan on ______(date);

The borrower shall apply to the Lender for handling the withdrawal formalities within three working days before each withdrawal date or at other time specified by the Lender in writing.

If the borrower fails to withdraw the loan in different times according to the above stipulations, the Lender will have the right to request the borrower to pay ________ of the loan amount to be withdrawn in the current period as the compensation.

IV. The Lender has the right to adjust the plan for using the loan in different times according to whether the loan project meets the stipulations of relevant decrees, laws and regulations, and policies as well as the preconditions for withdrawal and terms of payment for loan fund specified in this agreement, and award of corresponding security agreement and the time for handling the warranty formalities as well as other factors considered to be necessary by the Lender. If the borrower fails to meet the preconditions for withdrawal or terms of payment of loan fund specified in this agreement, the Lender has the right to stop issuing the loan, suspend payment of loan fund or terminate this loan agreement, and the borrower shall bear relevant liabilities for the breach of the agreement.

V．Where the loan is used for several times, the same maturity date will be applied, which is to say, the maturity date for the loans issued in different times shall be that determined by the receipt for the loan or loan note of the first issuance.

VI. If the Lender recovers loan in advance according to the stipulations of this agreement, it's  assumed that the maturity date of loan is moved up correspondingly.

Article 5 Loan Rate

I. Loan rate under this agreement shall follow clause (II) as below:

(I) Fixed rate and annual rate is ______ %. In case of the adjustment of the state benchmark interest rate after the loan issuance date recorded in Article 4 of this agreement and before the actual issuance date, the fixed rate shall be the state benchmark interest rate of the same level in the same period on the actual issuance date up by ___%, and the real interest rate equals to the state benchmark interest rate of the same level in the same period on the actual loan issuance date multiplied by the factor _____%.  It won't be adjusted with the adjustment of the state benchmark interest rate when the loan is issued.

(II) Floating rate: fixed every quarter (month/quarter/half a year/ year/ other periods); the annual rate is the state benchmark interest rate of the same level in the same period up by 15%, namely, the real interest rate equals to the state benchmark interest rate of the same level in the same period multiplied by the factor 1.15. The initial interest rate equals to the state benchmark interest rate of the same level in the same period on the actual loan issuance date multiplied by the above said factor, and the interest rate of the next period will be determined based on the same state benchmark interest rate in the same period multiplied by the above said factor after every quarter (month/quarter/half a year/year/other periods) from the actual loan issuance date.

While the loan is issued, if the state benchmark interest rate is adjusted, the borrower will not be informed specifically.

(III) Other forms of interest rate: ____________________________________

II. Interest rate for the loans issued in several times under this agreement shall be determined based on the same state benchmark interest rate of the same period on the actual issuance date.

III. If the state cancels the benchmark interest rate, the Lender has the right to re-determine the loan rate according to the state interest rate policy of the same period with the principle of justice and sincerity and referring to the industrial conventions and rate status.  Whenever the borrower has any objections, it shall coordinate with the Lender timely. If no agreement is reached through consultation, the Lender has the right to recover loans in advance of its term, and the borrower shall immediately pay off the remaining loan principal and interest.

Article 6 Default Interest and Compound Interest

I. If the borrower does not use the loan for the purpose specified in this agreement, the Lender has the right to charge default interest for the appropriated loans, and the rate of default interest is the loan rate up by 100%.  In case of the borrower's inability for timely repayment or to reach an agreement with the Lender about the extension of loans, that's the loan is overdue, the Lender has the right to charge default interest for the overdue loans, and the rate of default interest is the loan rate up by 50%. For the interest which cannot be paid on time, the Lender has the right to charge the compound interest for it according to the overdue default interest rate specified in this agreement.

II．Whenever the loan rate is the fixed rate, the default interest rate shall also be fixed rate; whenever the loan rate is the floating rate, the default interest rate shall also be the floating rate, and its floating period shall be the same as that of the loan rate.

III. The calculating and charging method of default interest and compound interest shall be consistent with the calculating and charging method of loan interest rate specified in this agreement.

Article 7 Preconditions for Withdrawal

I. The borrower cannot apply to the Lender for issuing the loan under this agreement unless it satisfies the following preconditions for withdrawal specified by the Lender:

(I) The borrower has submit the following documents to the Lender:

1. The borrower's Articles of Incorporation approved by the borrower in writing, business license, organization code certificate, specimen signature of the legal representative and members of the board recorded in the Industrial and Commercial Administration Bureau, capital verification report of the borrower, photocopy of the legal representative or its authorized representative's ID card;

2. Original of the resolution of the meeting of board of directors or board of shareholders held by the borrower according to the legal procedures, which has been voted through by the directors or shareholders with a quorum, and which is true, legal and effective and agrees on the application to the Lender for the loan under this agreement based on the borrowing requirements specified by the Lender;

3. If the project using  the loan under this agreement needs to be approved according to the state relevant competent authority's regulations or requirements, the borrower shall make sure it has submitted the original of the true and valid examination and approval documents of the relevant state departments to the Lender, including, but not limited to:

(1) The official document for the project where the government's project initiation approval is required in accordance with the state or local laws and regulations;

(2) The environmental assessment report for the project where environmental assessment is required in accordance with the state or local laws and regulations;

(3)Power generation projects shall get the power department's reply for grid-connection; thermal power and heat supply network projects need to get the reply for franchise right of heat supply; other projects needing compulsory licensing shall get the reply for franchising, such as gas supply, clean fuel automobiles etc.;

4. In case of the third party warranty, the following documents are also required: the Articles of Incorporation approved by the warrantor in writing, the corporate business license, specimen signature of the legal representative and members of the board, as well as the true, legal and valid resolution made by the authoritative department of the warrantor to agree on the warranty for the loan under this contract;

5. Representations and warranties for no criminal record of the legal representative, controlling shareholder (natural person) and director;

6. The statement proving that the borrower has not been engaged in the proscribed activities when the loan is issued and during the period of existence; the statement indicating that the loan project meets the state regulations about environment, health, safety, and social security;

7. The latest duty-paid proof;

8. Financial statements verified by local certified auditors in the recent two years and the latest financial statement (for business entity);  Statements of financial income and expense in the recent two years and the latest statement of financial income and expense (for corporate legal person);

9. Project feasibility research report; for exclusive emission reduction project, the project feasibility research report can be replaced by project design document;

10. The project investment plan, indicating in details the measures prepared to be taken, relevant costs, fund sources, energy and cost expected to be saved, implementation plan and maintenance support;

11. Other documents that the Lender considers to be necessary.

(II) The borrower shall meet the following conditions in order to apply for the special loan on energy saving and emission reduction:

1. Meeting the Lender's requirements about qualified borrower and qualified project of the energy saving and emission reduction project;

2. Having opened an account at the Lender's under the Lender's requirements;

3. Having standard internal management, normal financial status, having no adverse credit history, having certain liquidity;

4. If the borrower is a newly established business entity, its controlling shareholder shall have good credit standing and have no grave record of bad behavior;

5. Whenever the state requires the subject qualification of investments and operation qualification for the investment project, it shall meet relevant requirements;

6. Meeting the state regulations about the capital system of the investment project; the capital fund equivalent to the loan in proportion has been sufficiently placed; the project practical schedule in consistent with the amount of investment;

7. Not having been listed as risk enterprise by tax bureau, business administration bureau, customs, and administration of foreign exchange control in any form;

8. The legal representative, controlling shareholder (natural person) and director have no criminal record;

9. For the enterprise which has been set up for more than two years, its net profit in the recent two years shall be positive or it can maintain a balance between receipts and payments;  For the enterprise which has been set up for more than one year and less than two years, its net profit in the last year shall be positive or it can maintain a balance between receipts and payments, and has stable cash flow; For the enterprise which has been set up for less than one year, no compulsory requirement will be made on its profitability, but special analysis shall be made on the enterprise's market prospect, future cash flow, and background of shareholders;

10. The company's own fund shall not be less than 20% of the project total cost;

11. Assets liability ratio of the previous year shall: not be higher than 70% for manufacturing enterprises; not be higher than 80% for trade enterprises; not be higher than 90% for energy saving service enterprises;

12. For the exclusive emission reduction project, carbon selling agreement shall have been signed with overseas buyers and checked and approved by NDRC;

13. Investment recovery period for energy efficiency project shall be within 6 years; Investment recovery period for renewable energy sources project shall be within 15 years; Investment recovery period for exclusive emission reduction project shall be within 4 years;

14. Unless otherwise agreed by the Lender in writing, the energy efficiency project that applies for the loan shall be:

(1) The project that uses mature technology, that is established according to proper energy audit or feasibility study, and that has energy saving supervision plan;

(2) The project that meets the state relevant regulations on environment, health, safety and social security;

(3) A new project, which means the loan cannot be used for replacing the old with the new or changed for other loans;

(4) Energy-saving rate of energy efficiency project shall be higher than 10%;

15. Other requirements specified by the Lender.

(III) In case of mortgage/pledge, in accordance with relevant laws and regulations, the essential mortgage/pledge registration formalities have been handled properly and the original of relevant supporting documents for property right and registration has been handed and kept by the Lender.

(IV) If the Lender requires the insurance for the object of pledge, the formalities for the insurance with the Lender as the first beneficiary have been properly handled and the original policy has been handed to and kept by the Lender.

(V) The borrower has paid relevant costs under this agreement according to the Lender's requirements.

(VI) Other requirements for withdrawal specified by the Lender.

II. The Lender shall fulfill the obligations under this agreement on the premise that the requirements of clause 1 of this article have been satisfied. For the above stated preconditions for withdrawal, the Lender has the right to lower or give up part of the preconditions for withdrawal unilaterally, and the borrower or warrantor shall not protest the Lender due to this.

III. For the withdrawal of several times, the final maturity date for the loan withdrawn in the current time shall be within at most 5 years after the first withdrawal of loan.

IV. The Lender has the right to decide the issuance of the loan according to whether the specific item loan can meet the provisions of relevant decrees, laws and regulations as well as the preconditions for withdrawal specified by the Lender, and the award of security agreement corresponding to this agreement and handling time of the warranty formalities. If the borrower cannot meet the preconditions for withdrawal under this agreement, the Lender has the right to stop the borrower's application for loan or terminate this loan agreement. Relevant responsibilities or losses incurred thereof shall be borne by the borrower.

V．Upon the verification by the Lender, if the borrower can meet the preconditions for withdrawal under this agreement, the Lender will pay the loan fund according to the provisions of Article 8 of this agreement.

Article 8 Account Monitoring and Payment of Loan Fund

In accordance with the provisions of the Guidance to Project Financing Business and Tentative Method for the Management of Fixed Assets Loan released by CBRC, the borrower undertakes to agree that the Lender can manage and control the loan fund according to this contract and the Lender can supervise that the loan fund is used for the specified purposes.

Account monitoring and payment of loan fund under this agreement shall follow the following ________ stipulations:

(I) The "special loan on energy saving and emission reduction" under this agreement belongs to "fixed assets loan", and shall carry out the provisions of the following clauses A, B and D:

(II)The "special loan on energy saving and emission reduction" under this agreement belongs to "project financing loan", and shall carry out the provisions of the following clauses A, B, C and D:

(III) The "special loan on energy saving and emission reduction" under this agreement neither belongs to "fixed assets loan" nor belongs to "project financing loan", and will not carry out the provisions of the following clauses A, B, C, and D. Upon the verification of the Lender, if the borrower meets the preconditions for withdrawal under this agreement, the Lender shall pay the loan fund according to the provisions of Article 4 of this agreement.

A. Loan issuance account

If the Lender requires the borrower to open the loan issuance account, the borrower agrees that the issuance and payment of the loan under this agreement shall be handled through the loan issuance account; the loan issuance account is exclusively used for the issuance of loan and payment of fund under this agreement, and cannot be used for the payment or settlement of funds and other purposes not specified in this contract, and its external payment function through e-bank cannot be opened.  The borrower irrevocably authorizes the Lender to transfer the fund directly to the following loan issuance account:

Account name: Xi'an TCH Energy Technology Co., Ltd.

Account No.:  XXXXXXXXXXXXXXXXX

Opening bank: Xi’an Economic Development Zone Branch, Industrial Bank

B: Repayment reserve account

If the Lender requires the borrower to open the repayment reserve account, the borrower agrees to open the following repayment reserve account which shall not open the external payment function through e-bank:

Account name: Xi'an TCH Energy Technology Co., Ltd.

Account No.: XXXXXXXXXXXXXXXXX

Opening bank: Xi’an Economic Development Zone Branch, Industrial Bank

The borrower undertakes that at least 100% of the fixed investment project or the borrower's cash flow received shall be deposited to the repayment reserve account, and the average fund stock inside the account shall not be less than _______________.

C. Project receiving account

1. The borrower irrevocably undertakes that all the project revenues shall be deposited to the following account:

Account name: Xi'an TCH Energy Technology Co., Ltd.

Account No.: XXXXXXXXXXXXXXXXX

Opening bank: Xi’an Economic Development Zone Branch, Industrial Bank

The borrower undertakes that the Lender has the right to deduct and recover the loan principal and interest from the fund deposited to the project receiving account according to the provisions of this agreement on time; The Lender has the right to supervise the borrower's external settlement and payment in light of the specified conditions and modes and the project receiving account cannot open the external payment function through e-bank.

2. The Lender has the right to conduct dynamic monitoring to the project receiving account.  When there is any abnormal activity about the account cash flow, the borrower shall explain the reason according to the Lender's requirements.  The Lender has the right to take relevant measures according to the provisions of clause 2 of Article 16 of this agreement.

D. Loan fund payment

(I) The Lender has the right to manage and control the payment of loan fund through entrusted payment by the Lender or active payment by the borrower.

1. The "entrusted payment by Lender" means that the borrower entitles the Lender to pay the loan fund to the borrower's counter party for the specified use under this agreement.

Where the entrusted payment by Lender is adopted, before the loan fund is issued, the borrower shall provide relevant transaction data for the specified use under this agreement and the loan fund shall be transferred to the borrower's counter party from the borrower's account upon the verification of the Lender.

Where the entrusted payment by Lender is adopted, after the loan fund has been paid to the borrower's counter party, if the loan fund is returned due to the cancellation, rescission, and invalidation of the primary transaction agreement, the Lender has the right to recover loan for the returned loan fund according to the provisions of Article 14 of this agreement.

Where the entrusted payment by Lender is adopted, the Lender can ask the borrower, independent agency and contractor to check the equipment construction or project construction schedule jointly when necessary, and pay the loan according to the authentication sheet which is issued jointly and conforms to the provisions of this agreement.

2. The "active payment by borrower" means that the borrower will pay the loan fund to its counter party for the special use under this agreement independently after the Lender issues the loan fund to the borrower's account.

Where the active payment by borrower is adopted, the borrower shall regularly summarize the payout status of loan fund and report it to the Lender and the Lender can check whether the loan fund is used for the specified purpose through account analysis, certificate examination, field investigation etc.

(II) The loan fund with the single amount exceeding 5% of the project total investment or RMB 5 million Yuan shall be paid through the entrusted payment by Lender.

(III) During the issuance and payment of the loan, the borrower shall make up the loan issuance and payment terms as required by the Lender, and the Lender has the right to adopt more rigid loan issuance and payment terms or stop the issuance and payment of the loan fund, and take relevant measures according to the provisions of clause 2 of Article 16 of this agreement, if the following cases of the borrower occur:

1. The borrower has a declining credit status;

2. The borrower fails to pay the loan fund according to the contract provisions;

3. The project schedule lags behind the schedule of use of fund;

4. The borrower violates the contract provisions and evades from the entrusted payment by Lender by breaking up the whole into parts.

Article 9 Repayment of Principal and Interest on Loan

I. Repayment date

The borrower shall repay at the repayment date agreed in this Contract unless there are other agreements in this clause. The repayment date under this Contract adopts the following               method agreed.

(i) The repayment date is when the loan granted at date of each calendar (month/the last month of a quarter) from the  (Month/quarter) the loan is granted becomes due, and the due date of the loan.

(ii) The repayment date in this loan contract is the monthly reconciliation date of the starting date of loan period within the loan period. If there is no reconciliation date for the starting date of loan period in current month, the last day of the current month is the repayment date. The borrower shall pay the principal and interest on the repayment date on a monthly basis, and settle the balance of principle and interest at the maturity date of the loan.

(iii) Other methods_______

II. The method of the repayment of principal and interest on the loan

The borrower is willing to pay the principal and interest on the loan in the (     ) way until all the principal and interest are paid off.

(i) Average capital plus interest repayment method

1. If the interest rate of this loan is the floating interest rate, the amount of the principal and interest on the loan that shall be repaid in each installment shall be calculated in accordance with the remaining principal, level of interest rate and the residue numbers of the installation. The amount of principal and interest actually repaid by borrower in each installment is subject to the calculation results as agreed this Contract by the lender.

2. If the interest rate of this loan is the fixed interest rate, RMB Yuan principal and interest shall be repaid by the borrower at each repayment date.

(ii) Average capital repayment method

It is to pay RMB Yuan principal at each repayment date and settle the interest of that installment at the same time. The interest for each installment shall be calculated according to the remaining principle, level of interest rate and the residue numbers of installment. The amount of principal and interest actually repaid by the borrower is subject to the calculation results as agreed this Contract.

(iii) Return the principal for once at the maturity date of the loan. The interest of the loan shall be repaid at the date agreed in Clause  and the balance of the interest shall be settled at the maturity date of the loan.

A.  day of each month;    B.  day of the last month of each quarter

III. Account for the repayment

The borrower shall open an account for repayment at the place of lender (Account No. xxxxxxxxxxx). The borrower must deposit sufficient amount in the above-mentioned account before each repayment day after being granted the loan. The borrower irrevocably entrust the lender to deduct the relevant amount from this account at the repayment date stipulated in the Contract till all the principal and interest are paid off, and all the obligations and liabilities under this Contract have been completely fulfilled by the borrower.

IV. Prepayment

The borrower shall repay the principal and interest on the loan on the date agreed in the Contract.

The borrower shall notify the lender 10 working days earlier and get the written approval of the lender if he/she requires prepaying part of or full amount of the principal and interest in advance. The borrower shall return part of the principal and interest on the loan in advance after getting the consent the lender, and negotiate with the lender and determine the repayment installments, time and amount thereafter. The interest of prepaid principal and interest on the loan shall be calculated in accordance with the actually using period and the lending rate agreed in this Contract. The lender will not adjust the lending rate that has been calculated and received before the prepayment date.

The lender is entitled to demand compensation from borrower as per in case the borrower requires for prepayment.

V. The borrower hereby irrevocably authorize the lender to directly deduct the payment, including but not limited to principal and interest on the loan, all kinds of expenses, etc., from any of the his/her account without going through any judicial proceeding in case the borrower fails to perform or breach the agreement in this Contract.

Article 10 Financial Arrangement Charges

Through the negotiation by both parties on free will, the borrower agrees to pay the financial arrangement charges which is      % of the loan at one time at the loan granting day besides the principal and interest on the loan paid to the lender regularly as agreed in this Contract.

Article 11 Guarantee

I. The following ones are the guarantee contract of this Contract

(i). The “Maximum Amount Mortgage Lien Contract of Industrial Bank” (Name of the Contract) with the serial number of Xingyinshanjingkai Zuigaodizi (2011)008-1. The method of guarantee is lien and the guarantor is Xi’an TCH Energy Technology Co., Ltd.

(ii) The “Maximum Amount Pledge Contract of Industrial Bank” (Name of the Contract) with the serial number of Xingyinshanjingkai Zuigaodizi (2011)008-2. The method of guarantee is pledge and the guarantor is Xi’an TCH Energy Technology Co., Ltd.

(iii) The “Personal Maximum Amount Guarantee Contract of Industrial Bank” (Name of the Contract) with the serial number of Xingyinshanjingkai Zuigaodizi (2011)008-3. The method of guarantee is joint and several liability for guarantee and the guarantor is Ku Guohua

II. The lender has the right not to perform all kinds of liabilities such as granting of the loan under the provisions of this Contract before the conclusion of Guarantee Contract and the completion of the formalities of guarantee.

Article 12 Rights and Obligations of Both Parties

I. Rights and obligations of lender

(i) Rights of the lender:

1. Is entitled to demand the borrower to return the principal and interest on the loan on time;

2. Is entitled to request the borrower to provide all kinds of materials relating to the loan programme;

3. Is entitled to know the production operation and financial status of the borrower;

4. Is entitled to supervise the borrower to use the loan for the purpose as agreed in this Contract;

5. Is entitled to supervise the progress of the programme, and propose suggestions and requirements;

6. Is entitled to deduct the payment, including but not limited to the principal and interest on the loan, and all kinds of expenses, etc from the borrower’s account directly without going through any judicial proceeding.

7. The lender is entitled to transfer all or part of the creditor’s rights and security interests under this Contract to the third party at any time without the consent of the borrower. The borrower shall still assume all the liabilities under the provisions of this Contract even if the lender transfers the loan and security interests under the provisions of this Contract.

8. In case the borrower fails to return the principal and interest on the loan or implement the same matter as agreed in this Contract, the lender is entitled to disclose the same to the credit investigation center of the People’s Bank of China or news media, and takes the legal measures such as recovery, litigation or arbitration.

9. The lender is entitled to entrust or request the borrower to entrust an independent intermediary institution with the relevant qualifications to provide professional advices or services in the aspect of law, tax, insurance, technique, environmental protection, supervision etc. according to the requirement. The borrower shall bear the expenses arising from the same thereby.

10. The lender is entitled to other rights stipulated in the laws, legislations and regulations, or agreed in this Contract.

(ii) Liabilities of lender:

1. Release and pay the capital of the loan as agreed in this Contract.

2. Keep the conditions of debt, finance, production and management as confidential, but the following conditions are the exceptions:

(1)	Stipulations of laws and legislations;

(2)	Stipulation or requirement of supervision organization

(3)	The situation such as disclosure to the cooperation partner of the lender.

II. Rights and Obligations of Borrower

(i) The borrower is entitled to the following rights:

1. Is entitled to withdraw and use the entire loan as agreed in this Contract;

2. Is entitled to require the lender to bear the liability for the confidentiality of the materials provided as agreed in this Contract.

(ii) Liability of borrower

1. Shall provide the documentary materials, and the condition of all the deposit banks, account numbers and the balance of the deposit and loan required by the lender accurately, and coordinate with the lender for the investigation, review and examination;

2. Accept the supervision of the lender for the borrower’s credit funds condition, and the relevant management and financial activities. Coordinate with the lender to supervise and inspect the project when the loan under this Contract is used for the construction of the project, and take appropriate handing measures regarding the suggestion or requirements of the lender in a timely manner.;

3. Shall use the loan in the purpose as agreed in this Contract and not for other purposes, and ensure the loan will not be used to engage in equity capital investment, will not be used in speculation of marketable securities, futures, real estates etc, will not be used to engage in mutual loan activities among enterprises and other illegal activities restricted by other countries, and will not be misappropriated or diverted in other ways.

4. Accept the monitoring of the account and the repayment of loan capital of borrower from the lender according to the agreement in Clause 8 of this Contract.

5. Shall repay the principal and interest on the loan in full amount on time as agreed in this Contract.

6. Shall not transfer all or part of the debts under this Contract to the third party without the written consent of lender.

7. Bear the expenditures relating to the relevant expenses of this Contract, including but not limited to the expense of notarization, appraisal, evaluation, registration, etc. and realization of creditor’s right by the lender and so on.

8. Shall not reduce the registered capital in any way.

9. Before the occurring of major events such as merger, split, equity transfer, overseas investment, substantially increase of debt financing, the borrow shall obtain the prior written approval of the lender and actively implement the measures to guarantee the full and timely repayment of principal and interest and expenses of the loan under this Contract according to the requirement of the lender, including but not limited to:

(1) Substantially increase of debt financing that influences or may influence the return of principal and interest on the loan such as apply to the third party, including the bank for loan or liabilities, or provide loan for the third party, or provide guarantee for the debt of the third party.

 (2) Carry out alteration of major property right or adjustment of mode of business operation (including but not limited to enter into joint venture and cooperation contract with foreign businessmen, and Hong Kong, Macau and Taiwan businessmen; Dissolve, shut down, suspend and switch the production; Split, merger, acquire and be acquired; Equity transfer; Reorganize, set up or rebuild into a joint stock company; Investment abroad; Buy the share or invest in the joint stock company or investment company with fixed asset such as house, machinery and equipment or intangible asset such as patent, propriety technology and land using right, and carry out property right and management right transactions in the way of renting, contracting, joint venture, trusteeship, etc.)

10. The borrower shall immediately inform the lender if one of the following conditions occurred and actively implement the measures for ensuring the full and timely repayment of principal and interest on the loan and other expenses under this Contract according to the requirement of the lender.

(1) Major financial loss, asset loss or other financial crisis occurred;

(2) The situations such as suspension of business, revocation or cancellation of business license, application for or be applied for bankruptcy or dissolution occurred;

(3) The majority shareholder or its other affiliated company has serious crisis in the aspect of operation and finance, which influences the normal operation of the borrower;

(4) There is personnel change for the legal representative, director or important top-level management personnel of borrower, which influences its normal operation;

(5) There is major modification for the shareholders or share rights of the borrow;

(6) Substantive connected transition which may affect its normal operation occurred between the borrower with his/her shareholders and other affiliated companies.

(7) Any litigation, arbitration or criminal or administrative punishment that may produce major adverse impacts to the borrower’s operation or financial situation occurred.

(8) Other major matters that may affect the borrower’s repayment ability.

11. The following activities of the representative of lender are allowed to be carried out in normal working hour according to the requirement of the lender (This requirement is notified to the lender in advance in an appropriate way, unless such advance notification is caused not to be carried out due to the occurrence of breach of contract event or the potential breach of contract event or because of the special environment):

(1) Visit the place where the borrower engages in business activities;

(2) Check the sites, facilities, factories and equipment of the borrower;

(3) Inspect the book entry and all other records of the borrower;

(4) Inquire the employees, agents, contractors and subcontractors of the borrower who know or may know the relevant information needed by the lender.

12. The borrower ensures to maintain the financial situation such as net current asset and asset, asset liability ratio, current ratio of asset within the following scope required by the lender

13. The borrower shall minimize the risk in the construction period of the project by requiring the project related party to sign the general contract, cover business insurance, set up completion margin, and provide completion guarantee and performance security, etc. according to the requirement of the lender.

14. The borrower shall effectively spread the risk in the operation period of the project by taking the method such as signing of long-term supply and marketing contract, using financial derivatives or providing financing gap guarantee by sponsor, etc. according to the requirement of the lender.

15. The borrower must sign on the collection correspondence or the collection document send by the lender in mail or in other ways, and deliver the acknowledgement receipt to the lender.

Article 13 Declaration and Commitment of Borrower

The borrower makes the following declarations and commitments on his/her free will and assumes legal responsibility for the authenticity of its contents.

I. The borrower is a legal validly existing company established according to the Law of The People’s Republic of China with full civil capacity. The borrower ensures to provide the relevant evidences, permissions, certificates and other documents requested according to the requirement of the lender.

II. The borrower has sufficient ability to perform all the obligations and liabilities under this Contract. The liability for satisfaction of him/her will not be diminished due to the change of any of his/her instruction and financial status, and any agreement signed with any company.

III. The borrower has full right, authorization and legal right to sign this Contract. The borrower has obtained and completed the performance of all the internal approvals and authorization or other relevant formalities needed for the signing and performance of this Contract, and has got and completed all the necessary approval, registration, authorization, consent, permission and other relevant formalities of any government departments or other state authorities required for the signing and performance of this Contract. All the approval, registration, authorization, consent, permission and other relevant formalities needed for the signing of this Contract are completely and legally effective.

IV. The signing of this Contract by the borrower completely conforms to the relating articles of associations, internal decision, and the resolution of board of shareholders and board of director of the borrower. This Contract does not conflict with or contrary to any of the article of associations, internal decision, the resolution of board of shareholders and board of director, and policy of the borrower.

V. The signing and performance of this Contract is based on the true intention of the borrower. The loan programme and loan matter conform to the stipulation of law and regulation. The signing and execution of above-mentioned Contract does not violate the stipulations of laws, legislations and regulations that have binding force to the borrower, or the agreements in this Contract. This Contract is legally effective and could be forcibly executed. In case the Contract is nullified due to the flaws of the right of the borrower in signing and performing it, the borrower shall immediately compensate all the losses caused to the lender unconditionally.

VI. All the documents, financial statements and other materials provided by the borrower to the lender under this Contract is authentic, complete, accurate and effective, and will continue to keep all the financial indicators required by the lender.

VII. The borrower agrees the loan business under this Contract is bond by the stipulation, convention and practice of the lender. The right for interpretation of it belongs to the lender.

VIII. The borrower hereby authorizes the lender to directly deduct the payment correspondingly from any account opened by him/her in the lender’s bank or in the lender’s internal system in case the borrower fails to perform the liabilities according to the agreement in this Contract.

IX. Whether before or after the signing of this Contract, the borrower shall ensure the authenticity of all the documents about the specific transaction provided by him/her to the lender for approval. The lender only makes decision about the apparent authenticity of the transaction documents. The lender will neither participate in nor know or assume any liability for the substantiality of the specific transaction engaged in by the borrower.

X. The borrower hereby confirm none of the following events that have happened or about to happen that may make the lender disagree the granting of loan under this Contact is concealed, except those that have already been disclosed to the lender in written:

(i) The debt and liability assumed by the borrower, including but not limited to any undisclosed mortgage, pledge, retention or other debt burdens to the lender set up on the assets and earnings of the borrower.

(ii) Any severe undisciplined, law-breaking or claim event involving the borrower or the main management personnel of the borrower.

(iii) The event of breach of contract by the borrower in the debt and credit contract signed between the borrower and any other creditor.

(iv) Any litigation, arbitration or administrative proceeding that is not happened and settled or may happen as far as the borrower knows regarding the borrower or his/her property, and the settlement, close down or other similar procedures concerning the borrower that are not happened whether they are proposed by the borrower on his own initiative or by the third party.

(v) Other conditions that may affect the financial status and the repayment ability of the borrower.

XI. The borrower promises this loan will be used for the purpose agreed in this Contract, and will not be diverted for other uses or any other purpose that may violate the one agreed in this Contract. The borrower shall accept and coordinate with the lender for the supervision, inspection and checking, and carrying out of other requirements that the lender thinks necessary and appropriate at any time for the loan using situation, and the condition such as business operation, financial activities, stores inventory, asset liability, bank deposit and cash on hand.

XII. The borrower shall provide valid guarantee in full amount that is recognized by the lender or any other guarantee that the lender thinks appropriate and acceptable.

XIII. The borrower shall not reduce registered capital in any way, and shall not transfer all or part of the debts under this Contract to the third party without the prior written consent of the lender. The borrower shall not pay off any debt between him/her and other creditors in advance without obtaining the written consent of the lender prior to the settlement of all debts under this Contract.

XIIII. The loan of the project or project construction fund owned by or raised by the borrower shall only be used for the development and construction of the project, and shall not be secretly withdrawn or diverted with any reason and in any form before all the debts under this Contract is settled.

XV. The occurrence of major unfavorable matters that may affect the repayment ability of the borrower shall be informed to the lender immediately. The borrower shall get the written consent of the lender before carrying out major events such as merger, split, share transfer, foreign investment and substantial increase of debt financing.

XVI. In case the lender has any litigation or arbitration or other disputes with the borrower or the person concerned in any of the third party relating to the borrower for the performance of the lender’s liability under this Contract, and is forced to be involved in the dispute between the borrower and any of the third party, the litigation or arbitration fee, or counsel fee and any other expenses paid by the lender thereby shall be borne by the borrower.

XVII. The borrower promises not to use the credit funds through the way of E-bank, entrusted collection of payment, and universal cash saving and withdrawing. The borrower accepts the monitoring of the use of credit funds from the lender. The settlement business under this Contract shall all be dealt with through the settlement account opened at the place of the lender. The account for the granting of the loan is especially used for the granting of the loan and the payment of the fund agreed in this Contract, and shall not be used for other purposes except the fund payment or settlement agreed in this Contract. The account for the granting of loan, repayment of reserves and receipt of project income shall not open external payment function of e-bank.

Article 14 Recovery of loan in advance

I. In case one of the following conditions occurred to the borrower or guarantor (warrantor, mortgagor or pledgor) during the loan granting period, the lender is entitled to stop the payment of the loan that have not been used by the borrower, and recover part of or all the principal and interest on the loan in advance unilaterally. For the loan that are repaid by installment, other undue loan shall be regarded as mature in advance in case the lender recover the loan of one of the installment in advance as per the agreement in this Contract.

（i）Provide false materials or conceal important operation and finance facts, or any certificate and document submitted to the Lender, and any of the declaration and commitment stated in Clause 13I is proved to be unauthentic, inaccurate, incomplete or intentionally misleading.

（ii）Change the original purpose for the use of the loan without the consent of the lender. Divert the loan or use the loan to engage in illegal transaction or the transaction that violates the stipulation of law and regulation.

(iii) Use the false contract with the affiliated party and the creditor’s right such as notes receivable and receivables that have no actual trade background for discount or pledge to fraudulently obtain the funds or credit of the lender.

(iv) Refuse to accept the supervision and inspection from the lender for his/her use of credit funds, and the relevant business and financial activities.

 (v) The occurrence of major event such as merger, split, acquisition, reorganization, share transfer, investment abroad and substantive increase of debt financing that may influence the safety of the loan in the opinion of the lender.

(vi) Intentionally evasion of creditor’s right through connected transaction.

(vii) Deterioration of credit status and the obvious reduction of repayment ability (include or have the liability).

(viii) The appearance of cross-defaulting as agreed in Clause 17 of this Contract in borrower or the affiliated company of the borrower, and the guarantor or the connected company of the guarantor.

(ix) The borrower fails to repay the principal, interest and expenses of any of the financing under this Contract on time.

(x) The borrower stops to repay his/her debt, or unable or express his/her inability to repay the due debt.

(xi) Suspension of work, closure of business, be announced to go bankruptcy, dissolution, revocation or cancellation of business license, involvement in major economic disputes, deterioration of financial status of the borrower, etc.

(xii) The borrower fails to perform the obligations agreed in Clause 12 and Clause 15, and other obligations agreed in this Contract, or the guarantor fails to guarantee the obligation agreed in the guarantee contract.

(xiii) The value of mortgage and pledge has obviously reduced or may reduce, or the right of pledge must be redeemed before the maturity date of the loan.

(xiiii) The event otherwise agreed in this Contract, or the event that jeopardizes or damages, or may jeopardize or damage the rights and interests of the lender.

II. The lender could decide unilaterally whether to grant a certain grace period to the borrower or not in case the above-mentioned advance loan recovery condition occurred. In case the lender grants a grace period to the borrower and the borrower fails to take remedial measure or the remedial measure being taken in the grace period does not conform to the requirement of the lender, the lender is entitled to decide to recover the loan in advance unilaterally. The lender could also decide to recover the loan in advance directly without granting any grace period to the borrower.

III. The lender is entitled to take the appropriate measures as agreed in subsection ii of Clause 16 of this Contract when collecting the loan in advance.

Article 15 Obligation of Borrower to Disclose Major Transaction and Event to Lender

I. The borrower shall report major transaction and event occurred to the lender in written and in a timely manner.

 (x) Institute legal proceedings or arbitration requesting the borrower to pay off the principal and interest on the loan. The expense for the realization of creditor’s right shall be borne by the borrower.

(xi) The lender is entitled to detain or retain any movable or immovable property, and tangible or intangible asset of the borrower that are under control of the lender, or take other measures that are appropriate in the opinion of the lender for the same.

(xii) Other measures stipulated in the laws and regulations, or agreed in this Contract, or the lender thinks appropriate.

III. In case the lender fails to provide the loan at the agreed date and in the agreed amount under the prerequisite of conforming to the agreement and the payment condition of loan funds in this Contract, and causes losses to the borrower, the lender shall compensate the direct economic losses caused thereby to the borrower. However, the lender does not assume any compensation liability for any predictable or unpredictable losses caused thereby to the borrower in any way.

IV. The lender is entitled to take measures as per the agreement in subsection ii of this Clause in case the following events occurred to the guarantor under this Contract (i.e warrantor, mortgagor, and pledgor):

(i) The warrantor fails to perform the agreement in the guarantee contract, or the credit status of the warrantor deteriorated, or other events that may reduce the guarantee ability of the warrantor occurred.

(ii) The mortgagor fails to perform the agreement in the mortgage contract, or intentionally damage the collateral, or the value of the collateral may or has obviously reduced, or other events that may impair the mortgage right of the lender.

(iii) The pledgor fails to perform the agreement in the pledge contract, or the value of the pledge may or has obviously reduced, or the right of pledge must be redeemed before the settlement of loan, or other events that may impair the pledge right of the lender.

Article 17 Cross-defaulting

The appearance of any of the following conditions in the borrower or the connected enterprise of the borrower shall be regarded as the breach of this Contract at the same time. The lender is entitled to call in the loan in advance according to the agreement in Clause 14 of this Contract and request the borrower to assume the liability for breach of contract as per the agreement in subsection ii of Clause 16 of this Contract.

(i) Any loan, financing or debt breaches or may breach the contract, or be announced to be due in advance;

(ii) Nonperformance or the possibility existed for the nonperformance of any guarantee or similar liabilities;

(iii) Nonperformance or violation of, or the possibility existed for the nonperformance or violation of the relevant guarantee for debt and legal documents or contracts with similar liabilities;

(iv) The appearance of inability for the settlement of due debt or due loan/financing, or the same that is about to appear;

(v) Be announced or about to be announced in bankruptcy through legal procedure;

(vi) Transfer its asset or property to other creditors;

(vii) Other situations that impair the safety of principal and interest on the loan under this Contract.

Article 18 Continuity of Obligation

All the obligations of the borrower under this Contract have continuity, and have the same and equal binding force to his/her successor, agent, receiver, assignee, and the main part after its merger, reorganization and change of name.

Article 19 Acceleration Clause of Principal and Interest and Expenses

The borrower agrees the lender has the right to decide any of the liability of the borrower to the lender, including the repayment liability of the principal, interest (default interest and compound interest) plus the relevant expenses of all due and undue creditor’s rights will become immediately due in case the borrower breaches the obligations of declaration and commitment under this Contract or the borrower fails to perform any of the liability under this Contract.

Article 20 Application of law, Jurisdiction and Settlement of Disputes

I. The signing, validation, performance, termination, interpretation, and settlement of disputes of this Contract all apply to the interpretation of the laws, regulations and the relevant judiciary of the People’s Republic of China.

II. Any dispute arises from this Contract shall be settled through friendly negotiation by both parties. For the dispute that cannot be settled through friendly negotiation, both parties agree to settle it in the first way:

(i) Institute legal proceedings to the local People’s Court of the lender. Legal cost,  and counsel fee and other expenses arisen from the proceeding process reasonably paid by the other party, including but not limited to property preservation fee, travel expenses, notarial and certification fee, translation fee, evaluation and auction fee, etc, shall all be borne by the losing party.

(ii) Apply arbitration to _______arbitration committee. The settlement of dispute applies to the effective arbitration rules of this arbitration committee at the time of arbitration. The arbitration award is final and binding on both parties. The place for court session of arbitration tribunal is chosen at  . Arbitration fee, and counsel fee and other expenses arisen from the arbitration process reasonably paid by the other party, including but not limited to property preservation fee, travel expenses, notarial and certification fee, translation fee, evaluation and auction fee, etc, shall all be borne by the losing party.

(iii) Other ways:

III Other clauses that are not involved in the dispute shall still be fulfilled during the period of settlement of dispute with litigation, arbitration and other ways. The borrower shall not refuse to perform any obligation under this Contract with the reason of settlement of dispute.

Article 21 Correspondence, Communications and Notice

I. Any notice or all kinds of communications contact under this Contract shall be in written and be delivered to the address and telex number or other contact methods indicated in the cover of this Contract of the other party.

II. In case the above-mentioned contact method of any party changed, he/she shall notify the other party in any rapid and convenient way without any delay.

III. Any notice or all kinds of communication contact shall be regarded as being delivered to the other party as long as it is delivered in accordance with the above-mentioned address:

(i) For correspondence, five working days after the registered letter is send out;

(ii) For telex, the date receiving the confirmation return number of the other party;

(iii) For the special delivery by a person, the sign in date by the recipient.

IV. In case the borrower changed the name, legal representative and address without notification to the lender in written, all the notices or documents send as per the data indicated in this Contract of the borrower shall all be regarded as delivered to the borrower.

V. Both parties agree that the official seal of the company, stamp of the office, special financial seal, seal for contract only, receiving and sending stamp of both parties, and special stamp for credit business of Lender are all the effective seals for the notice or contact and correspondence between both parties. The personnel and all the working personnel above the level of person in charge of the borrower’s company or department are the people who have the right to sign in on the correspondences.

Article 22 Validation of Contract and other Matters

I. This Contract becomes effective from the date of the signing and sealing by both parties.

II. During the validation period of the Contract, any tolerant, deferred, preferential or delayed execution of the rights and interests under this Contract given by the lender to the borrower shall not damage, affect or restrict any right and interest entitled to the lender according to the stipulations of relevant laws, administrative regulations. Neither shall it be regarded as the waving of rights and interests under this Contract by the lender nor shall it affect any liability of the lender under this Contract.

III. In case any provision in this Contract is or becomes illegal, invalid or non-executable in any way at any time, the legality, validity or execution of other provisions in this Contract shall not be affected or diminished in any way.

IV. The subtitle of this Contract is only added for the convenience of reading and shall not be used for the interpretation of this Contract or for any other purpose.

V. The attachment is an integral part of this Contract and has the same equal legal effect as the main text of the Contract.

VI. This Contract is in quadruplicate with each party holding two. The duplicate of the Contract could be added as per the requirement. Each party shall properly keep the holding contract. In case it is notarized, the notarization organization shall keep one.

Article 23 Notarization and Acceptance of Forcible Execution Willingly

I. This Contract shall be notarized in the notarization organization designated by the State in case the lender proposes the request for notarization.

II. The notarized contract has forcible execution effect. In case the borrower fails to perform the debt or has the situation of realizing the creditor’s right stipulated in the law and regulation, and agreed in this Contract, the lender is entitled to apply for forcible execution directly to the People’s Court with jurisdiction.

Article 24 Supplementary Clause

Revise i and ii in Clause 9 into:

I. The grace period of the principal of this loan are 9 months. The repayment will commence  9 months after the granting of the loan. The loan shall be repaid quarterly. The repayment day is 28th day of the last month in each quarter and the due date of the loan which is 9 months after the granting of the loan. The principal repaid in each quarter shall be no less than RMB 10 million Yuan.

II. The method of calculation of interest: calculate by quarterly.

Lender (Seal) Person in Charge or Agent (Signature): Credit Business Sealed of Xi’an Branch of Industrial Bank __ day __ month ____ year
Borrower (Seal) Legal Representative or Agent (Signature): Ku Guohua Xi’an TCH Energy Technology Co., Ltd. __ day __ month ____ year